Exhibit 4.5

Form for Non-Employee Directors

ANTERO MIDSTREAM PARTNERS LP

LONG-TERM INCENTIVE PLAN

RESTRICTED UNIT GRANT NOTICE

Pursuant to the terms and conditions of the Antero Midstream Partners LP Long-Term Incentive Plan, as amended from time to time (the “Plan”), Antero Resources Midstream Management LLC, a Delaware limited liability company (the “General Partner”), hereby grants to the individual listed below (“you” or the “Participant”) the number of Restricted Units (the “Restricted Units”) set forth below.  The Restricted Units are subject to the terms and conditions set forth herein, in the Restricted Unit Agreement attached hereto as Exhibit A (the “Agreement”) and in the Plan, each of which is incorporated herein by reference.  Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Participant:	[•]

Date of Grant:	[•]

Total Number of Restricted Units:	[•] Units

Vesting Commencement Date:	[•]

Vesting Schedule:

Subject to the Agreement, the Plan and the other terms and conditions set forth herein, 100% of the Restricted Units shall vest on the first anniversary of the Vesting Commencement Date identified above so long as you continuously serve as a member of the Board from the Date of Grant through such anniversary date. Notwithstanding anything in the preceding sentence to the contrary, the Restricted Units granted hereunder shall immediately become fully vested if your membership on the Board terminates by reason of your disability (within the meaning of section 22(e)(3) of the Code) or death so long as you continuously serve as a member of the Board from the Date of Grant through the date of such termination.

By your signature below, you agree to be bound by the terms and conditions of the Plan, the Agreement and this Restricted Unit Grant Notice (this “Grant Notice”).  You acknowledge that you have reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice.  You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations arising under the Agreement, the Plan or this Grant Notice.

You also understand and acknowledge that you should consult with your tax advisor regarding the advisability of filing with the Internal Revenue Service an election under section 83(b) of the Internal Revenue Code with respect to the Restricted Units.  This election must be filed no later than 30 days after Date of Grant set forth in this Grant Notice.  This time period cannot be extended.  If you wish to file a section 83(b) election, an election form is attached as Exhibit B.  By signing below, you acknowledge (a) that you have been advised to consult with a tax advisor regarding the tax consequences of the award of the Restricted Units and (b) that timely filing of a section 83(b) election is your sole responsibility, even if you request the Partnership, the General Partner or any of their respective affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) to assist in making such filing or to file such election on your behalf.

This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

[Remainder of Page Intentionally Blank;

Signature Page Follows]

2

IN WITNESS WHEREOF, the General Partner has caused this Grant Notice to be executed by an officer thereunto duly authorized, and the Participant has executed this Grant Notice, effective for all purposes as provided above.

ANTERO MIDSTREAM PARTNERS LP

By: Antero Resources Midstream Management LLC, its general partner

By:
Name:
Title:

PARTICIPANT

[Name of Non-Employee Director]

SIGNATURE PAGE TO

RESTRICTED UNIT GRANT NOTICE

EXHIBIT A

RESTRICTED UNIT AGREEMENT

This Restricted Unit Agreement (this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached by and between Antero Resources Midstream Management LLC, a Delaware limited liability company (the “General Partner”), and [•] (“Director”).   Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.

1.                                      Award.  In consideration of Director’s past and/or continued service as a member of the Board and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”), the General Partner hereby grants to Director the number of Restricted Units set forth in the Grant Notice (the “Restricted Units”) on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

2.                                      Issuance Mechanics.  The Restricted Units shall be issued in the form of Units to Director.  The General Partner shall (a) cause a certificate or certificates representing such Units to be registered in the name of Director, or (b) cause such Units to be held in book-entry form.  If a certificate is issued, it shall be delivered to and held in custody by the General Partner and shall bear such legend or legends as the Committee deems appropriate in order to reflect the Forfeiture Restrictions (as defined below) and to ensure compliance with the terms and provisions of this Agreement, the rules, regulations and other requirements of the United States Securities and Exchange Commission, any applicable federal or state securities laws or any securities exchange on which the Units are then listed or quoted.  If the Units are held in book-entry form, then such entry will reflect that the Units are subject to the restrictions of this Agreement.

3.                                      Forfeiture Restrictions.

(a)                                 The Restricted Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of except as provided in this Agreement or the Plan, and in the event of the termination of Director’s membership on the Board for any reason whatsoever or for no reason at all, Director shall immediately and without any further action by the General Partner, forfeit and surrender for no consideration all of the Restricted Units with respect to which the Forfeiture Restrictions have not lapsed in accordance with Section 3(b) as of the date of such termination.  The prohibition against transfer and the obligation to forfeit and surrender the Restricted Units upon termination of membership on the Board as provided in the preceding sentence are referred to herein as the “Forfeiture Restrictions.”  The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of the Restricted Units.

(b)                                 The Restricted Units shall be released from the Forfeiture Restrictions in accordance with the vesting schedule set forth in the Grant Notice.  The Restricted Units with respect to which the Forfeiture Restrictions lapse without forfeiture are referred to herein as the

“Earned Units.”  As soon as administratively practicable following the release of any Units from the Forfeiture Restrictions, the General Partner shall, as applicable, either deliver to Director the certificate or certificates representing such Units in the General Partner’s possession belonging to Director, or, if the Units are held in book-entry form, then the General Partner shall remove the notations indicating that the Units are subject to the restrictions of this Agreement.  Director (or the beneficiary or personal representative of Director in the event of Director’s death or disability, as the case may be) shall deliver to the General Partner any representations or other documents or assurances as the General Partner or its representatives deem necessary or advisable in connection with any such delivery.

4.                                      Distributions.  Distributions that are paid or distributed with respect to a Restricted Unit (whether in the form of Units or other property (including cash)) (referred to herein as “Retained Distributions”) shall be subject to the transfer restrictions and the risk of forfeiture applicable to the related Restricted Unit and shall be held by the General Partner or other depository as may be designated by the Committee as a depository for safekeeping.  If the Restricted Unit to which such Retained Distributions relate is forfeited, then such Retained Distributions shall be forfeited at the same time such Restricted Unit is so forfeited.  If the Restricted Unit to which such Retained Distributions relate becomes vested, then such Retained Distributions shall be paid and distributed to Director as soon as administratively feasible after such Restricted Unit becomes vested (but in no event later than March 15 of the calendar year following the calendar year in which such vesting occurs).  Retained Distributions paid or distributed in the form of securities with respect to Restricted Units shall bear such legends, if any, as may be determined by the Committee from time to time to reflect the terms and conditions of this Agreement and to comply with applicable securities laws.

5.                                      Rights as Unitholder.  Except as otherwise provided herein, upon issuance of the Restricted Units, Director shall have all the rights of a holder of Units with respect to such Restricted Units subject to the restrictions herein, including the right to vote the Units.

6.                                      Tax Withholding.  To the extent that the receipt of the Restricted Units or the lapse of any Forfeiture Restrictions results in compensation income or wages to Director for federal, state, local or foreign tax purposes, Director shall deliver to the General Partner or to any Affiliate nominated by the General Partner at the time of such receipt or lapse, as the case may be, such amount of money or, if permitted by the Committee in its sole discretion, Units as the General Partner or any Affiliate nominated by the General Partner may require to meet its minimum obligation under applicable tax or social security laws or regulations, and if Director fails to do so, the General Partner and its Affiliates are authorized to withhold, or cause to be withheld, from any cash or Unit remuneration (including by causing any of the Restricted Units or Earned Units under this Agreement to be forfeited) then or thereafter payable to Director an amount equal to any tax or social security required to be withheld by reason of such resulting compensation income or wages, and to take such other action as may be necessary in the opinion of the General Partner to satisfy such withholding obligation.  Director acknowledges and agrees that none of the Board, the Committee, the Partnership, the General Partner or any of their respective Affiliates has made any representation or warranty as to the tax consequences to Director as a result of the receipt of the Restricted Units, the lapse of any Forfeiture Restrictions or the forfeiture of any of the Restricted Units pursuant to the Forfeiture Restrictions.  Director represents that he is in no manner relying on the Board, the Committee, the Partnership, General

Exhibit A-2

Partner or any of their respective Affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.  Director represents that he has consulted with any tax consultants that Director deems advisable in connection with the Restricted Units.  Notwithstanding any action the General Partner takes with respect to any or all tax-related withholding, the ultimate liability for all taxes with respect to the Restricted Units is and remains Director’s responsibility and the General Partner (a) makes no representations or undertakings regarding the treatment of any taxes in connection with the grant of the Restricted Units, the lapse of the Forfeiture Restrictions or the subsequent sale of any Earned Units; and (b) does not commit to structure this Award to reduce or eliminate Director’s tax liability.

7.                                      Refusal to Transfer; Stop-Transfer Notices.  The Partnership shall not be required (a) to transfer on its books any Units that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such Units or to accord the right to vote or pay distributions to any purchaser or other transferee to whom such units shall have been so transferred.  Director agrees that, in order to ensure compliance with the restrictions referred to herein, the Partnership or the General Partner may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Partnership transfers its own securities, it may make appropriate notations to the same effect in its own records.

8.                                      Restricted Units Not Transferable.  Prior to becoming Earned Units, the Restricted Units may not be sold, pledged, assigned or transferred in any manner unless and until the Forfeiture Restrictions have lapsed.  No Restricted Units or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Director or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

9.                                      Unit Ownership Requirement.  This Award is subject to the General Partner’s Unit Ownership and Retention Guidelines, as such guidelines may be amended, revised or supplemented from time to time (the “Guidelines”). By accepting the award of Restricted Units hereunder, Director acknowledges and agrees that Director will comply with the terms and conditions of the Guidelines, including the retention ratios set forth therein.

10.                               Membership on the Board.  Nothing in the adoption of the Plan, nor the grant of the Restricted Units, shall confer upon Director the right to continued membership on the Board or affect in any way the right of the General Partner to terminate such membership at any time.  Any question as to whether and when there has been a termination of Director’s membership on the Board, and the cause of such termination, shall be determined by the Board or its delegate, and its determination shall be final.

11.                               Section 83(b) Election.  If Director makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Units as of the Date of Grant rather than as of the date or dates upon which Director would otherwise be taxable under Section 83(a) of the Code,

Exhibit A-3

Director hereby agrees to (a) use the election form provided in Exhibit B for such purpose and (b) deliver a copy of such election to the General Partner promptly after filing such election with the Internal Revenue Service.

12.                               Notices.  Any notices or other communications provided for in this Agreement shall be sufficient if in writing.  In the case of Director, such notices or communications shall be effectively delivered if hand delivered to Director or if sent by certified mail, return receipt requested, to Director at the last address Director has filed with the General Partner.  In the case of the General Partner, such notices or communications shall be effectively delivered if sent by registered or certified mail to the General Partner at its principal executive offices.

13.                               Agreement to Furnish Information.  Director agrees to furnish to the General Partner all information requested by the General Partner to enable it to comply with any reporting or other requirement imposed upon the General Partner by or under any applicable statute or regulation.

14.                               Entire Agreement; Amendment.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Restricted Units granted hereby.  Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.  The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of Director shall be effective only if it is in writing and signed by both Director and an authorized officer of the General Partner.

15.                               Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.

16.                               Successors and Assigns.  The General Partner may assign any of its rights under this Agreement without Director’s consent.  This Agreement will be binding upon and inure to the benefit of the successors and assigns of the General Partner.  Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon Director and Director’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Units may be transferred by will or the laws of descent or distribution.

17.                               Clawback.  Notwithstanding any provision in this Agreement, the Grant Notice or the Plan to the contrary, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Board from time to time, all Units granted hereunder shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.

Exhibit A-4

18.                               Counterparts.  The Grant Notice may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.  Delivery of an executed counterpart of the Grant Notice by facsimile or pdf attachment to electronic mail shall be effective as delivery of a manually executed counterpart of the Grant Notice.

19.                               Severability.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

[Remainder of Page Intentionally Blank]

Exhibit A-5

EXHIBIT B

SECTION 83(b) ELECTION

The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in gross income as compensation for services the excess (if any) of the fair market value of the property described below over the amount paid for such property.

1.                                      The name, taxpayer identification number and address of the undersigned (the “Taxpayer”), and the taxable year for which this election is being made are:

Taxpayer’s Name:

Taxpayer’s Social
Security Number:	- -

Taxpayer’s Address:

Taxable Year:	Calendar Year

2.                                      The property that is the subject of this election (the “Property”) is                  common units of Antero Midstream Partners LP.

3.                                      The Property was transferred to the Taxpayer on                                                .

4.                                      The Property is subject to the following restrictions:  The units are subject to various transfer restrictions and are subject to forfeiture in the event certain service conditions are not satisfied.

5.                                      The fair market value of the Property at the time of transfer (determined without regard to any restriction other than a nonlapse restriction as defined in Section 1.83-3(h) of the Income Tax Regulations) is $                     per unit x                  units = $                              .

6.                                      The amount paid by the Taxpayer for the Property is $                     per unit x                  units = $                              .

7.                                      The amount to include in gross income is $                              .

The undersigned taxpayer will file this election with the Internal Revenue Service office with which the taxpayer files his or her annual income tax return not later than 30 days after the date of transfer of the Property.  A copy of the election also will be furnished to the person for whom the services were performed.  Additionally, the undersigned will include a copy of the election with his or her income tax return for the taxable year in which the Property is transferred.  The undersigned is the person performing the services in connection with which the Property was transferred.

Dated:
Taxpayer’s Signature